Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IP FACTORY, INC.

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is IP Factory, Inc. (hereinafter called the “Corporation”).

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby further amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the corporation (hereinafter called the “Corporation”) is Dune Energy, Inc.”

THIRD: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation this 7th day of May 2003.

By:	/s/ Alan Gaines
Name:	Alan Gaines
Title:	President